Exhibit 99.1

FOR RELEASE (1.27.2021)	Katie A. Lorenson, Chief Financial Officer 952.417.3725 (Office)

ALERUS FINANCIAL CORPORATION REPORTS

FOURTH QUARTER 2020 NET INCOME OF $10.2 MILLION

GRAND FORKS, N.D. (January 27, 2021) – Alerus Financial Corporation (Nasdaq: ALRS) reported net income of $10.2 million for the fourth quarter of 2020, or $0.57 per diluted common share, compared to net income of $17.7 million, or $0.99 per diluted common share, for the third quarter of 2020, and net income of $7.7 million, or $0.43 per diluted common share, for the fourth quarter of 2019.

CEO Comments

Chairman, President, and Chief Executive Officer Randy Newman said, “Alerus continues to be a purpose-driven company, focused on its business model, strategy and culture. In a year filled with so much uncertainty and adversity, our business strategy of serving as trusted advisors to our clients delivered to our shareholders record annual net income of $44.7 million, a 51.2% increase over 2019. In 2020, we continued to execute on our acquisition strategy, and on December 16, 2020, we closed our acquisition of Retirement Planning Services, Inc. (doing business as RPS Plan Administrators and 24HourFlex). This acquisition allowed Alerus to add talent, increase market share in the desirable Rocky Mountain region, and expand products and services to the newly acquired clients as well as existing Alerus clients through our collaborative “One Alerus” business model and culture.

In this challenging environment we also remain committed to managing expenses. Our ability to continue serving clients and the transition of most of our employees to a remote working environment prompted the closure of six of our 23 offices. We are very proud of our company’s performance, ability to focus on long-term growth for our shareholders through our diversified business model, solid financial foundation and strategic focus on serving clients holistically and in their best interests.”

Quarterly Highlights

◾	Return on average assets of 1.34%, compared to 2.42% for the third quarter of 2020
◾	Return on average tangible common equity(1) of 15.13%, compared to 26.67% for the third quarter of 2020
◾	Net interest margin (tax-equivalent)(1) was 3.23%, compared to 3.17% for the third quarter of 2020
◾	Allowance for loan losses to total loans, excluding Paycheck Protection Program, or PPP, loans, was 2.00%, compared to 1.83% as of September 30, 2020
◾	Efficiency ratio(1) of 74.44%, compared to 58.42% for the third quarter of 2020
◾	Noninterest income as a percentage of total revenue was 62.57%, compared to 67.53% for the third quarter of 2020
◾	Mortgage originations totaled $607.2 million, an 18.7% increase from the third quarter of 2020
◾	Loans held for investment increased $258.1 million, or 15.0%, from the fourth quarter of 2019
◾	Deposits increased $600.7 million, or 30.5%, from the fourth quarter of 2019
(1)	Represents a non-GAAP financial measure. See “Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Financial Measures.”

Selected Financial Data (unaudited)

	As of and for the
	Three months ended			Year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(dollars and shares in thousands, except per share data)	2020	2020	2019	2020	2019
Performance Ratios
Return on average total assets	1.34%	2.42%	1.33%	1.61%	1.34%
Return on average common equity	12.30%	22.31%	10.65%	14.40%	12.78%
Return on average tangible common equity (1)	15.13%	26.67%	13.78%	17.74%	17.46%
Noninterest income as a % of revenue	62.57%	67.53%	61.56%	64.05%	60.50%
Net interest margin (tax-equivalent) (1)	3.23%	3.17%	3.45%	3.22%	3.65%
Efficiency ratio (1)	74.44%	58.42%	73.68%	68.40%	73.22%
Net charge-offs/(recoveries) to average loans	(0.30)%	(0.11)%	0.20%	0.03%	0.33%
Dividend payout ratio	26.32%	15.15%	34.88%	23.81%	29.84%
Per Common Share
Earnings per common share - basic	$0.58	$1.01	$0.44	$2.57	$1.96
Earnings per common share - diluted	$0.57	$0.99	$0.43	$2.52	$1.91
Dividends declared per common share	$0.15	$0.15	$0.15	$0.60	$0.57
Tangible book value per common share (1)	$16.00	$16.31	$14.08
Average common shares outstanding - basic	17,122	17,121	17,049	17,106	14,736
Average common shares outstanding - diluted	17,450	17,453	17,397	17,438	15,093
Other Data
Retirement and benefit services assets under administration/management	$34,199,954	$30,470,645	$31,904,648
Wealth management assets under administration/management	3,338,594	3,043,173	3,103,056
Mortgage originations	607,166	511,605	261,263	$1,778,977	$946,441

(1)Represents a non-GAAP financial measure. See “Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Financial Measures.”

Results of Operations

Net Interest Income

Net interest income for the fourth quarter of 2020 was $23.2 million, an increase of $1.4 million, or 6.4%, from $21.8 million for the third quarter of 2020, and an increase of $4.7 million, or 25.4%, from $18.5 million for the fourth quarter of 2019. The linked quarter increase in net interest income was primarily driven by an increase in interest and loan fees recognized on PPP loans of $3.9 million compared to $3.2 million of interest and fees on PPP loans in the third quarter. During the fourth quarter of 2020 approximately $83.6 million of PPP loans were forgiven or repaid and average interest earning assets increased by $125.0 million, primarily due to an increase of $105.5 million in investment securities and a $32.2 million increase in loans held for sale. The cost of interest-bearing liabilities decreased 12 basis points from the third quarter of 2020.

Net interest margin (tax-equivalent), a non-GAAP financial measure, was 3.23% for the fourth quarter of 2020, a 6 basis point increase from 3.17% for the third quarter of 2020, and a 22 basis point decrease from 3.45% in the fourth quarter of 2019. The linked quarter increase was primarily due to the loan fees recognized on forgiven PPP loans, partially offset by lower yields on interest earning assets. The year over year decrease was primarily attributed to the historically low and flat yield curve and a more liquid balance sheet mix which resulted in a 76 basis point decrease in interest earning asset yields and compressed net interest margin.

Noninterest Income

Noninterest income for the fourth quarter of 2020 was $38.7 million, a $6.6 million, or 14.5%, decrease from the third quarter of 2020. The decrease was primarily driven by a $5.5 million decrease in mortgage banking revenue, a $1.4 million decrease in net gains on investment securities, and a $777 thousand decrease in other noninterest income. These decreases were partially offset by increases of $818 thousand in retirement and benefit services revenue and $321 thousand in wealth management revenue. The decrease in mortgage banking revenue was primarily due to an $8.3 million decrease in the change in fair value of secondary market derivatives and a 15 basis point decrease in the gain on sale margin, partially offset by a $95.6 million increase in mortgage originations. The decrease in the fair value of secondary market derivatives was due to a decrease of $251.7 million in the hedged pipeline for the fourth quarter of 2020, as compared to the change during the third quarter of 2020. The decrease in other noninterest income was primarily due to losses on assets of $707 thousand as we closed two branches and terminated leases at four offices during the quarter. The increase in retirement and benefit services revenue was primarily due to seasonally higher ESOP transactional trustee fees, distribution and health and welfare account fees.

Noninterest income for the fourth quarter of 2020 increased $9.1 million, or 30.9%, from $29.6 million in the fourth quarter of 2019. This increase was primarily due to a $10.7 million increase in mortgage banking revenue as mortgage originations increased from $261.3 million in the fourth quarter of 2019 to $607.2 million in the fourth quarter of 2020. The increase was partially offset by a decrease in retirement and benefit services revenue of $1.7 million due to a decline in revenue sharing and plan document fees.

Noninterest Expense

Noninterest expense for the fourth quarter of 2020 was $47.1 million, an increase of $6.9 million, or 17.2%, compared to the third quarter of 2020. The increase was primarily due to increases of $3.8 million in compensation expense, $1.3 million in business services, software and technology expense, $779 thousand in other noninterest expense, and $438 thousand in professional fees and assessments. The increase in compensation expense was primarily due to increased mortgage incentives resulting from increased mortgage originations, increased incentives for retirement and benefit services driven by a seasonal increase in revenue, and an increase in performance bonus expense due to the Company’s record financial performance. Business services, software and technology expense increased following purchases of computer equipment, supplies and allowances for home office equipment as the vast majority of our employees work remotely during the ongoing COVID-19 pandemic. Professional fees and assessments increased due to legal and consulting fees related to the acquisition of Retirement Planning Services, Inc.

Noninterest expense for the fourth quarter of 2020 increased $10.7 million, or 29.3%, from $36.4 million in the fourth quarter of 2019. The increase was primarily attributable to increased compensation expense, employee taxes and benefits and mortgage and lending expenses, primarily as a result of the significant increase in mortgage originations. Other increases including business services, software and technology, professional fees and assessments and other noninterest expenses, are consistent with the linked quarter increases noted above.

Financial Condition

Total assets were $3.0 billion as of December 31, 2020, an increase of $656.9 million, or 27.9%, from December 31, 2019. The overall increase in total assets included increases of $282.0 million in available-for-sale investment securities, $258.1 million in loans, $75.6 million in loans held for sale, and $29.0 million in cash and cash equivalents.

Loans

Total loans were $1.98 billion as of December 31, 2020, an increase of $258.1 million, or 15.0%, from December 31, 2019. The increase was primarily due to increases of $212.7 million in commercial and industrial loans and $68.3 million in our commercial real estate loan portfolio, partially offset by a $41.0 million decrease in our consumer loan portfolio. The increase in commercial and industrial loans was due to an increase of $268.4 million in PPP loans, offset by a decrease in commercial lines of credit due to continued low line utilization.

The following table presents the composition of our loan portfolio as of the dates indicated:

	December 31,	September 30,	June 30,	March 31,	December 31,
(dollars in thousands)	2020	2020	2020	2020	2019
Commercial
Commercial and industrial (1)	$691,858	$789,036	$794,204	$502,637	$479,144
Real estate construction	44,451	33,169	31,344	25,487	26,378
Commercial real estate	563,007	535,216	519,104	522,106	494,703
Total commercial	1,299,316	1,357,421	1,344,652	1,050,230	1,000,225
Consumer
Residential real estate first mortgage	463,370	469,050	456,737	457,895	457,155
Residential real estate junior lien	143,416	152,487	154,351	170,538	177,373
Other revolving and installment	73,273	79,461	78,457	79,614	86,526
Total consumer	680,059	700,998	689,545	708,047	721,054
Total loans	$1,979,375	$2,058,419	$2,034,197	$1,758,277	$1,721,279

(1)	Includes PPP loans of $268.4 million at December 31, 2020, $348.9 million at September 30, 2020 and $347.3 million at June 30, 2020.

Deposits

Total deposits were $2.57 billion as of December 31, 2020, an increase of $600.7 million, or 30.5%, from December 31, 2019. Interest-bearing deposits increased $423.7 million while non-interest bearing deposits increased $177.0 million. Key drivers of the increase in deposits included strong deposit production from new and existing PPP loan clients, inflows from government stimulus programs and higher depositor balances due to the uncertain economic environment and volatile financial markets. The increase in interest-bearing deposits included a $184.0 million increase in synergistic deposits, including health savings account deposits from our retirement and benefit services and wealth management segments, bringing our total sourced deposits outside of our branch footprint to $595.6 million. Commercial transaction deposits increased $289.5 million, or 35.5%, while consumer transaction deposits increased $108.1 million, or 20.2%, since December 31, 2019. Noninterest-bearing deposits as a percentage of total deposits were 29.3% as of December 31, 2020 and 2019, respectively.

The following table presents the composition of our deposit portfolio as of the dates indicated:

	December 31,	September 30,	June 30,	March 31,	December 31,
(dollars in thousands)	2020	2020	2020	2020	2019
Noninterest-bearing demand	$754,716	$693,450	$700,892	$608,559	$577,704
Interest-bearing
Interest-bearing demand	618,900	590,366	579,840	477,752	458,689
Savings accounts	79,902	78,659	75,973	60,181	55,777
Money market savings	909,137	892,473	892,717	773,652	683,064
Time deposits	209,338	207,422	203,731	201,370	196,082
Total interest-bearing	1,817,277	1,768,920	1,752,261	1,512,955	1,393,612
Total deposits	$2,571,993	$2,462,370	$2,453,153	$2,121,514	$1,971,316

Asset Quality

Total nonperforming assets were $5.1 million as of December 31, 2020, a decrease of $2.7 million, or 34.4%, from December 31, 2019. As of December 31, 2020, the allowance for loan losses was $34.2 million, or 1.73% of total loans, compared to $23.9 million, or 1.39% of total loans, as of December 31, 2019. Excluding PPP loans, the ratio of allowance for loan losses to total loans increased 61 basis points to 2.00% as of December 31, 2020, compared to 1.39% as of December 31, 2019.

The following table presents selected asset quality data as of and for the periods indicated:

	As of and for the three months ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(dollars in thousands)	2020	2020	2020	2020	2019
Nonaccrual loans	$5,050	$4,795	$5,328	$6,959	$7,379
Accruing loans 90+ days past due	30	—	—	11	448
Total nonperforming loans	5,080	4,795	5,328	6,970	7,827
OREO and repossessed assets	63	10	26	209	8
Total nonperforming assets	$5,143	$4,805	$5,354	$7,179	$7,835
Net charge-offs/(recoveries)	(1,509)	(581)	3,264	(595)	857
Net charge-offs/(recoveries) to average loans	(0.30)%	(0.11)%	0.66%	(0.14)%	0.20%
Nonperforming loans to total loans	0.26%	0.23%	0.26%	0.40%	0.45%
Nonperforming assets to total assets	0.17%	0.17%	0.19%	0.29%	0.33%
Allowance for loan losses to total loans	1.73%	1.52%	1.34%	1.54%	1.39%
Allowance for loan losses to nonperforming loans	674%	654%	512%	388%	306%

For the fourth quarter of 2020, we had net recoveries of $1.5 million compared to net recoveries of $581 thousand for the third quarter of 2020 and $857 thousand of net charge-offs for the fourth quarter of 2019. The net recoveries for the fourth quarter of 2020 were primarily due to a $2.6 million recovery from one commercial client that was previously charged off during the second quarter of 2019.

The provision for loan losses for the fourth quarter of 2020 was $1.4 million, a decrease of $2.1 million, or 60.0%, from the third quarter of 2020 and a decrease of $397 thousand from the fourth quarter of 2019. The decrease in provision expense was primarily due to the net recoveries during the quarter. We have increased allocations of reserves during the year for the economic uncertainties related to COVID-19, which increased the allowance for loan losses balance by $10.3 million to $34.2 million at December 31, 2020, a 43.1% increase from December 31, 2019.

The ratio of nonperforming loans to total loans at December 31, 2020 was 0.26%, and if PPP loans were excluded, this ratio would have been 0.30%. Nonperforming assets as a percentage of total assets was 0.17% at December 31, 2020. Excluding PPP loans, nonperforming assets as a percentage of total assets would have been 0.19% at December 31, 2020.

During 2020, we had entered into principal and interest deferrals on 577 loans, representing $153.6 million in principal balances, since the beginning of the pandemic. Of those loans, 18 loans with a total outstanding principal balance of $8.4 million have been granted second deferrals, 21 loans with a total outstanding principal balance of $3.7 million remain on the first deferral and the remaining loans have been returned to normal payment status. All of these loan modifications were accounted for in accordance with the Interagency Statement on Loan Modifications and Reporting for Financial Institutions as issued on April 7, 2020, or have been evaluated under existing accounting policies, and are not considered troubled debt restructurings.

Capital

Total stockholders’ equity was $330.2 million as of December 31, 2020, an increase of $44.4 million from December 31, 2019. The tangible book value per common share, a non-GAAP financial measure, increased to $16.00 as of December 31, 2020, from $14.08 as of December 31, 2019. Tangible common equity to tangible assets, a non-GAAP financial measure, decreased to 9.27% as of December 31, 2020, from 10.38% as of December 31, 2019. The tangible common equity to tangible assets ratio, excluding PPP loans, was 10.19% as of December 31, 2020.

The following table presents our capital ratios as of the dates indicated:

	December 31,	September 30,	December 31,
	2020	2020	2019
Capital Ratios(1)
Alerus Financial Corporation
Common equity tier 1 capital to risk weighted assets	12.75%	13.08%	12.48%
Tier 1 capital to risk weighted assets	13.15%	13.48%	12.90%
Total capital to risk weighted assets	16.79%	17.13%	16.73%
Tier 1 capital to average assets	9.24%	9.76%	11.05%
Tangible common equity / tangible assets (2)	9.27%	9.78%	10.38%

Alerus Financial, N.A.
Common equity tier 1 capital to risk weighted assets	12.10%	12.47%	11.91%
Tier 1 capital to risk weighted assets	12.10%	12.47%	11.91%
Total capital to risk weighted assets	13.36%	13.72%	13.15%
Tier 1 capital to average assets	8.50%	9.03%	10.20%

(1)	Capital ratios for the current quarter are to be considered preliminary until the Call Report for Alerus Financial, N.A. is filed.
(2)	Represents a non-GAAP financial measure. See “Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Financial Measures.”

Conference Call

The Company will host a conference call at 9:00 a.m. Central Time on Thursday, January 28, 2021, to discuss its financial results. The call can be accessed via telephone at (888) 317-6016. A recording of the call and transcript will be available on the Company’s investor relations website at investors.alerus.com following the call.

About Alerus Financial Corporation

Alerus Financial Corporation is a diversified financial services company headquartered in Grand Forks, ND. Through its subsidiary, Alerus Financial, N.A., Alerus provides innovative and comprehensive financial solutions to businesses and consumers through four distinct business segments—banking, retirement and benefit services, wealth management, and mortgage. These solutions are delivered through a relationship-oriented primary point of contact along with responsive and client-friendly technology. Alerus Financial banking and wealth management offices are located in Grand Forks and Fargo, ND, the Minneapolis-St. Paul, MN metropolitan area and Scottsdale and Mesa, AZ. Alerus Retirement and Benefits plan administration offices are located in St. Paul, MN, East Lansing, MI, and Littleton, CO.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized by U.S. Generally Accepted Accounting Principles, or GAAP. These non-GAAP financial measures include the ratio of tangible common equity to tangible assets, tangible common equity per share, return on average tangible common equity, net interest margin (tax-equivalent), and the efficiency ratio. Management uses these non-GAAP financial measures in its analysis of its performance, and believes financial analysts and investors frequently use these measures, and other similar measures, to evaluate capital adequacy. Reconciliations of non-GAAP disclosures used in this press release to the comparable GAAP measures are provided in the accompanying tables. Management, banking regulators, many financial analysts and other investors use these measures in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, which typically stem from the use of the purchase accounting method of accounting for mergers and acquisitions.

These non-GAAP financial measures should not be considered in isolation or as a substitute for total stockholders’ equity, total assets, book value per share, return on average assets, return on average equity, or any other measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP financial measures may differ from that of other companies reporting measures with similar names.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements concerning plans, estimates, calculations, forecasts and projections with respect to the anticipated future performance of Alerus Financial Corporation. These statements are often, but not always, identified by words such as “may”, “might”, “should”, “could”, “predict”, “potential”, “believe”, “expect”, “continue”, “will”, “anticipate”, “seek”, “estimate”, “intend”, “plan”, “projection”, “would”, “annualized”, “target” and “outlook”, or the negative version of those words or other comparable words of a future or forward-looking nature. Examples of forward-looking statements include, among others, statements we make regarding our projected growth, anticipated future financial performance, financial condition, credit quality, management’s long-term performance goals and the future plans and prospects of Alerus Financial Corporation.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: the effects of the COVID-19 pandemic, including its effects on the economic environment, our clients, and our operations, as well as any changes to federal, state, or local government laws, regulations, or orders in response to the pandemic; our ability to successfully manage credit risk and maintain an adequate level of allowance for loan losses; new or revised accounting standards, including as a result of the implementation of the new Current Expected Credit Loss Standard; business and economic conditions generally and in the financial services industry, nationally and within our market areas; the overall health of the local and national real estate market; concentrations within our loan portfolio; the level of nonperforming assets on our balance sheet; our ability to implement our organic and acquisition growth strategies; the impact of economic or market conditions on our fee-based services; our ability to continue to grow our retirement and benefit services business; our ability to continue to originate a sufficient volume of residential mortgages; the occurrence of fraudulent activity, breaches or failures of our information security controls or cybersecurity-related incidents; interruptions involving our information technology and telecommunications systems or third-party servicers; potential losses incurred in connection with mortgage loan repurchases; the composition of our executive management team and our ability to attract and retain key personnel; rapid technological change in the financial services industry; increased competition in the financial services industry; our ability to successfully manage liquidity risk; the effectiveness of our risk management framework; the commencement and outcome of litigation and other legal proceedings and regulatory actions against us or to which we may become subject; potential impairment to the goodwill we recorded in connection with our past acquisitions; the extensive regulatory framework that applies to us; the impact of recent and future legislative and regulatory changes; interest rate risks associated with our business; fluctuations in the values of the securities held in our securities portfolio; governmental monetary, trade and fiscal policies; severe weather, natural disasters, widespread disease or pandemics, such as the COVID-19 global pandemic, acts of war or terrorism or other adverse external events; any material weaknesses in our internal control over financial reporting; developments and uncertainty related to the future use and availability of some reference rates, such as the London Interbank Offered Rate, as well as other alternative rates; our success at managing the risks involved in the foregoing items; and any other risks described in the “Risk Factors” sections of the reports filed by Alerus Financial Corporation with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Alerus Financial Corporation and Subsidiaries

Consolidated Balance Sheets

(dollars and shares in thousands, except per share data)

	December 31,	December 31,
	2020	2019
Assets	(Unaudited)	(Audited)
Cash and cash equivalents	$172,962	$144,006
Investment securities, at fair value
Available-for-sale	592,342	310,350
Equity	—	2,808
Loans held for sale	122,440	46,846
Loans	1,979,375	1,721,279
Allowance for loan losses	(34,246)	(23,924)
Net loans	1,945,129	1,697,355
Land, premises and equipment, net	20,289	20,629
Operating lease right-of-use assets	6,918	8,343
Accrued interest receivable	9,662	7,551
Bank-owned life insurance	32,363	31,566
Goodwill	30,201	27,329
Other intangible assets	25,919	18,391
Servicing rights	1,987	3,845
Deferred income taxes, net	9,409	7,891
Other assets	44,150	29,968
Total assets	$3,013,771	$2,356,878
Liabilities and Stockholders’ Equity
Deposits
Noninterest-bearing	$754,716	$577,704
Interest-bearing	1,817,277	1,393,612
Total deposits	2,571,993	1,971,316
Long-term debt	58,735	58,769
Operating lease liabilities	7,861	8,864
Accrued expenses and other liabilities	45,019	32,201
Total liabilities	2,683,608	2,071,150
Stockholders’ equity
Preferred stock, $1 par value, 2,000,000 shares authorized: 0 issued and outstanding	—	—
Common stock, $1 par value, 30,000,000 shares authorized: 17,125,270 and 17,049,551 issued and outstanding	17,125	17,050
Additional paid-in capital	90,237	88,650
Retained earnings	212,163	178,092
Accumulated other comprehensive income (loss)	10,638	1,936
Total stockholders’ equity	330,163	285,728
Total liabilities and stockholders’ equity	$3,013,771	$2,356,878

Alerus Financial Corporation and Subsidiaries

Consolidated Statements of Income

(dollars and shares in thousands, except per share data)

	Three months ended			Year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
Interest Income	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Loans, including fees	$22,549	$21,962	$20,659	$86,425	$85,830
Investment securities
Taxable	2,301	1,973	1,555	7,798	5,576
Exempt from federal income taxes	237	238	180	949	798
Other	114	116	493	930	1,096
Total interest income	25,201	24,289	22,887	96,102	93,300
Interest Expense
Deposits	1,210	1,683	3,532	8,843	13,334
Short-term borrowings	—	—	—	—	1,805
Long-term debt	838	841	896	3,413	3,610
Total interest expense	2,048	2,524	4,428	12,256	18,749
Net interest income	23,153	21,765	18,459	83,846	74,551
Provision for loan losses	1,400	3,500	1,797	10,900	7,312
Net interest income after provision for loan losses	21,753	18,265	16,662	72,946	67,239
Noninterest Income
Retirement and benefit services	15,922	15,104	17,669	60,956	63,811
Wealth management	4,807	4,486	4,117	17,451	15,502
Mortgage banking	16,781	22,269	6,066	61,641	25,805
Service charges on deposit accounts	334	355	451	1,409	1,772
Net gains (losses) on investment securities	15	1,428	—	2,737	357
Other	837	1,614	1,253	5,177	6,947
Total noninterest income	38,696	45,256	29,556	149,371	114,194
Noninterest Expense
Compensation	26,522	22,740	19,021	89,206	74,018
Employee taxes and benefits	4,962	5,033	4,268	20,050	19,456
Occupancy and equipment expense	2,681	2,768	2,665	11,073	10,751
Business services, software and technology expense	5,740	4,420	4,337	19,124	16,381
Intangible amortization expense	990	990	990	3,961	4,081
Professional fees and assessments	1,469	1,031	865	4,700	4,011
Marketing and business development	1,045	929	1,138	3,133	3,162
Supplies and postage	544	247	695	2,169	2,722
Travel	21	26	452	359	1,787
Mortgage and lending expenses	1,573	1,231	887	5,039	2,853
Other	1,578	799	1,117	4,985	3,315
Total noninterest expense	47,125	40,214	36,435	163,799	142,537
Income before income taxes	13,324	23,307	9,783	58,518	38,896
Income tax expense	3,144	5,648	2,131	13,843	9,356
Net income	$10,180	$17,659	$7,652	$44,675	$29,540
Per Common Share Data
Earnings per common share	$0.58	$1.01	$0.44	$2.57	$1.96
Diluted earnings per common share	$0.57	$0.99	$0.43	$2.52	$1.91
Dividends declared per common share	$0.15	$0.15	$0.15	$0.60	$0.57
Average common shares outstanding	17,122	17,121	17,049	17,106	14,736
Diluted average common shares outstanding	17,450	17,453	17,397	17,438	15,093

Alerus Financial Corporation and Subsidiaries

Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Financial Measures (unaudited)

(dollars and shares in thousands, except per share data)

	December 31,	September 30,	December 31,
	2020	2020	2019
Tangible Common Equity to Tangible Assets
Total common stockholders’ equity	$330,163	$322,003	$285,728
Less: Goodwill	30,201	27,329	27,329
Less: Other intangible assets	25,919	15,421	18,391
Tangible common equity (a)	274,043	279,253	240,008
Total assets	3,013,771	2,898,809	2,356,878
Less: Goodwill	30,201	27,329	27,329
Less: Other intangible assets	25,919	15,421	18,391
Tangible assets (b)	2,957,651	2,856,059	2,311,158
Tangible common equity to tangible assets (a)/(b)	9.27%	9.78%	10.38%
Tangible Book Value Per Common Share
Total common stockholders’ equity	$330,163	$322,003	$285,728
Less: Goodwill	30,201	27,329	27,329
Less: Other intangible assets	25,919	15,421	18,391
Tangible common equity (c)	274,043	279,253	240,008
Total common shares issued and outstanding (d)	17,125	17,122	17,050
Tangible book value per common share (c)/(d)	$16.00	$16.31	$14.08

	Three months ended			Year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
Return on Average Tangible Common Equity
Net income	$10,180	$17,659	$7,652	$44,675	$29,540
Add: Intangible amortization expense (net of tax)	782	782	782	3,129	3,224
Net income, excluding intangible amortization (e)	10,962	18,441	8,434	47,804	32,764
Average total equity	329,210	314,921	285,017	310,208	231,084
Less: Average goodwill	27,766	27,329	27,329	27,439	27,329
Less: Average other intangible assets (net of tax)	13,206	12,565	14,912	13,309	16,101
Average tangible common equity (f)	288,238	275,027	242,776	269,460	187,654
Return on average tangible common equity (e)/(f)	15.13%	26.67%	13.78%	17.74%	17.46%
Net Interest Margin (tax-equivalent)
Net interest income	$23,153	$21,765	$18,459	$83,846	$74,551
Tax-equivalent adjustment	131	116	89	455	347
Tax-equivalent net interest income (g)	23,284	21,881	18,548	84,301	74,898
Average earning assets (h)	2,869,767	2,744,758	2,135,682	2,618,427	2,052,758
Net interest margin (tax-equivalent) (g)/(h)	3.23%	3.17%	3.45%	3.22%	3.65%
Efficiency Ratio
Noninterest expense	$47,125	$40,214	$36,435	$163,799	$142,537
Less: Intangible amortization expense	990	990	990	3,961	4,081
Adjusted noninterest expense (i)	46,135	39,224	35,445	159,838	138,456
Net interest income	23,153	21,765	18,459	83,846	74,551
Noninterest income	38,696	45,256	29,556	149,371	114,194
Tax-equivalent adjustment	131	116	89	455	347
Total tax-equivalent revenue (j)	61,980	67,137	48,104	233,672	189,092
Efficiency ratio (i)/(j)	74.44%	58.42%	73.68%	68.40%	73.22%

Alerus Financial Corporation and Subsidiaries

Analysis of Average Balances, Yields, and Rates (unaudited)

(dollars in thousands)

	Three months ended						Year ended
	December 31, 2020		September 30, 2020		December 31, 2019		December 31, 2020		December 31, 2019
		Average		Average		Average		Average		Average
	Average	Yield/	Average	Yield/	Average	Yield/	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate
Interest Earning Assets
Interest-bearing deposits with banks	$164,052	0.12%	$169,770	0.12%	$100,058	1.69%	$162,616	0.41%	$34,876	1.88%
Investment securities (1)	549,198	1.88%	443,705	2.04%	296,773	2.38%	425,219	2.12%	266,204	2.47%
Loans held for sale	122,820	2.18%	90,634	2.44%	51,766	3.01%	79,201	2.46%	36,035	3.16%
Loans
Commercial:
Commercial and industrial	745,415	4.91%	782,853	4.34%	473,489	5.30%	687,266	4.60%	500,652	5.45%
Real estate construction	40,009	4.31%	32,747	4.47%	23,901	5.20%	32,804	4.54%	23,625	5.45%
Commercial real estate	545,432	3.82%	525,514	4.02%	460,457	4.71%	523,219	4.18%	448,869	4.95%
Total commercial	1,330,856	4.45%	1,341,114	4.22%	957,847	5.01%	1,243,289	4.42%	973,146	5.22%
Consumer
Residential real estate first mortgage	471,125	3.73%	460,995	3.96%	454,854	4.15%	463,174	3.97%	455,635	4.23%
Residential real estate junior lien	149,456	4.72%	153,326	4.54%	179,714	5.29%	159,844	4.81%	184,972	5.63%
Other revolving and installment	76,466	4.53%	79,343	4.50%	88,896	4.69%	79,238	4.57%	93,226	4.65%
Total consumer	697,047	4.03%	693,664	4.15%	723,464	4.50%	702,256	4.23%	733,833	4.64%
Total loans (1)	2,027,903	4.30%	2,034,778	4.20%	1,681,311	4.79%	1,945,545	4.35%	1,706,979	4.97%
Federal Reserve/FHLB stock	5,794	4.46%	5,871	4.40%	5,774	4.67%	5,846	4.55%	8,664	5.08%
Total interest earning assets	2,869,767	3.51%	2,744,758	3.54%	2,135,682	4.27%	2,618,427	3.69%	2,052,758	4.56%
Noninterest earning assets	158,417		163,386		153,838		156,713		159,235
Total assets	$3,028,184		$2,908,144		$2,289,520		$2,775,140		$2,211,993
Interest-Bearing Liabilities
Interest-bearing demand deposits	$622,854	0.19%	$589,633	0.27%	$442,945	0.52%	$551,861	0.29%	$428,162	0.47%
Money market and savings deposits	1,012,497	0.20%	961,669	0.32%	698,533	1.19%	920,072	0.53%	681,621	1.22%
Time deposits	208,378	0.79%	204,969	0.98%	195,963	1.72%	203,413	1.16%	186,781	1.62%
Short-term borrowings	—	—%	—	—%	—	—%	80	—%	71,421	2.53%
Long-term debt	58,726	5.68%	58,739	5.70%	58,760	6.05%	58,742	5.81%	58,789	6.14%
Total interest-bearing liabilities	1,902,455	0.43%	1,815,010	0.55%	1,396,201	1.26%	1,734,168	0.71%	1,426,774	1.31%
Noninterest-Bearing Liabilities and Stockholders' Equity
Noninterest-bearing deposits	738,319		698,594		559,363		673,676		512,586
Other noninterest-bearing liabilities	58,200		79,619		48,939		57,088		41,549
Stockholders’ equity	329,210		314,921		285,017		310,208		231,084
Total liabilities and stockholders’ equity	$3,028,184		$2,908,144		$2,289,520		$2,775,140		$2,211,993
Net interest rate spread		3.08%		2.99%		3.01%		2.98%		3.25%
Net interest margin, tax-equivalent (2)		3.23%		3.17%		3.45%		3.22%		3.65%

(1)	Taxable-equivalent adjustment was calculated utilizing a marginal income tax rate of 21.0%.
(2)	Represents a non-GAAP financial measure. See “Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Financial Measures.”